Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aimmune Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-222333 and 333-213499) on Form S-3 and the registration statements (Nos. 333-229980, 333-223102, 333-216724, 333-210142 and 333-206307) on Form S-8 of Aimmune Therapeutics, Inc. of our report dated February 27, 2020, with respect to the consolidated balance sheets of Aimmune Therapeutics, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Aimmune Therapeutics, Inc.

Our report refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Francisco, California

February 27, 2020